UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2019

Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(Commission File No.)	(IRS Employer identification number)

1999 Bryan Street, Suite 1200, Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (214) 583-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retirement of Chief Operating Officer

On May 2, 2019, Jacobs Engineering Group Inc. (the “Company”) announced that Terence D. Hagen will retire as Executive Vice President, Chief Operating Officer and President of the Company’s Aerospace, Technology & Nuclear (“ATN”) line of business, effective June 3, 2019.  Mr. Hagen informed the Company of his resignation on May 1, 2019.  Effective June 3, 2019, Mr. Hagen will begin serving as an Executive Strategic Advisor to Chair and CEO Steve Demetriou, overseeing the integration planning for the Company’s recently announced pending acquisition of KeyW as well as other business improvement initiatives across the Company. In connection with Mr. Hagen’s role as Executive Strategic Advisor, Mr. Hagen will continue to receive his current compensation through the end of fiscal 2019.

Appointment of Chief Operating Officer

On May 2, 2019, the Company also announced that Dawne S. Hickton has been appointed Executive Vice President, Chief Operating Officer and President of the Company’s Aerospace, Technology & Nuclear (“ATN”) line of business, effective June 3, 2019.  Ms. Hickton will report to Steve Demetriou, Chair and CEO of the Company.

Ms. Hickton, age 61, has been a member of the Board of Directors of the Company since 2015. From 2016 to the present, Ms. Hickton has served as President of Cumberland Highstreet Partners.  From 2012 until January 2018, Ms. Hickton served as Deputy Chair of the Federal Reserve Bank of Cleveland and was appointed Chairman in January 2018. From 2007 until 2015, Ms. Hickton served as Vice Chair, President and Chief Executive Officer of RTI International Metals, Inc. a global supplier of advanced titanium products and services in commercial aerospace, defense, propulsion, medical device and energy markets.  Ms. Hickton currently serves on the Boards of Directors of Triumph Group and Haynes International Inc.  She served on the Board of Directors of FNB Corporation from 2006 until 2013.  Ms. Hickton is also a current member of the Board of the Smithsonian Air and Space Museum and a past member of the executive committee of the Aerospace Industries Association, a Washington D.C. based organization supporting the U.S. aerospace industry.  Ms. Hickton holds a Juris Doctorate from the University of Pittsburgh School of Law and is a Graduate of the University of Rochester.

Ms. Hickton will receive an annual base salary of $750,000, will participate in the Company’s MIP, with an annual incentive target of 100% of her base salary, pro-rated for fiscal year 2019.  Ms. Hickton will receive a fiscal 2019 equity award with a grant value of $1,026,000 pursuant to the Company’s long-term equity incentive plan, which represents a pro-rated annual equity grant. The equity award will be issued on the first date of employment, and consist of $471,000 of restricted stock units, vesting 25% on each anniversary of the grant date, and $555,000 of performance share units, with a three-year performance period ending November 2021 based on the same performance targets as the fiscal 2019 grants to the Company’s senior management in November 2018.

Ms. Hickton will also be eligible to participate in the Company’s Executive Severance Plan, the Company’s Executive Deferral Plan, health and welfare benefits offered to all full-time employees, and will also receive five weeks of paid time off per year, an executive physical and executive financial planning services.  Ms. Hickton will also receive a standard relocation assistance.

Other than described in this Form 8-K, there are no arrangements or understandings between Ms. Hickton and any other persons pursuant to which she was appointed as an officer of the Company (other than arrangements or understandings with directors or officers of the Company acting solely in their capacities as such). There are also no family relationships between Ms. Hickton and any director or executive officer of the Company, and Ms. Hickton is not party to nor has any direct or indirect material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Resignation of Director

In connection with Ms. Hickton’s appointment as Executive Vice President, Chief Operating Officer and President of the Company’s ATN line of business described above, on May 1, 2019, Ms. Hickton resigned from the Board of Directors, effective May 2, 2019. The Board expects to fill the vacancy created by this resignation by the end of the third quarter of fiscal 2019.

The press release attached hereto as Exhibit 99.1 is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 2, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jacobs Engineering Group Inc.

Date: May 2, 2019	By:	/s/ Kevin C. Berryman
Kevin C. Berryman
Executive Vice President and Chief Financial Officer